Exhibit 99.1

UGI Corporation Elects Tina Faraca to its Board of Directors

August 13, 2024

VALLEY FORGE, Pa., August 13, 2024  – UGI Corporation (NYSE: UGI) announced today that Tina Faraca was elected a director of UGI Corporation, effective August 7, 2024.  Ms. Faraca is the Executive Vice President and President, U.S. Natural Gas Pipelines, for TC Energy Corporation (TSX, NYSE: TRP), a North American energy infrastructure company that safely moves, generates and stores energy, and she is responsible for leading commercial and operational matters across TC Energy’s regulated natural gas transmission and storage business.  Ms. Faraca joined TC Energy in 2020.

Mario Longhi, Interim President and Chief Executive Officer, said, “Tina’s leadership, operational and strategic planning experience as a member of the executive leadership team of an energy infrastructure company as well as her in-depth expertise in the energy industry will be an asset to UGI.  We are looking forward to welcoming Tina to our Board of Directors.”

Prior to joining TC Energy, Ms. Faraca served as Chief Commercial Officer (2019-2020) and Senior Vice President, Commercial (2018-2019) of Enable Midstream Partners.  She also served in a number of leadership roles with Enbridge (2001-2018) and its predecessors, Spectra Energy and Duke Energy, including as Vice President, U.S. Engineering and Construction (2012-2018), Vice President, Strategy Development (2011-2012) and President, Maritimes and Northeast Pipeline (2007-2011).

About UGI

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the U.S. and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

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